Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
EMCOR Group, Inc.

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-147015, 333-128840, 333-120078, 333-112940, 333-86600, 333-75449 and 333-02819) of EMCOR Group, Inc. of our report dated November 12, 2007 relating to the consolidated financial statements of FR X Ohmstede Acquisitions Co. and Subsidiaries (FR X Acquisitions) as of December 31, 2006 and HNT Holdings Inc. and Subsidiaries (HNT) for the period from January 1, 2006 through August 9, 2006 (pre-acquisition period of HNT) and the post-acquisition period of FR X Acquisitions from August 10, 2006 through December 31, 2006, which appears in the Current Report on Form 8-K/A of EMCOR Group, Inc. filed December 4, 2007.

/s/ UHY LLP

Houston, Texas
December 3 , 2007